Exhibit 10.35

Tmall Operation Agency Service Agreement

This Agency Service Agreement is entered into between the following Parties on September 1, 2020 in Binjiang District, Hangzhou:

Party A: Yoshitsu Co., Ltd.

Address: [*]

Party B: HONG KONG ICE CULTURE CREATIVE CO. LIMITED

Address: [*]

WHEREAS,

1.	Party A owns the management rights of a Tmall Global Store, ONEFESTA Overseas Flagship Store, store link: https://onefbsta.tmall.hk/.

Party A owns the management rights of a Tmall Global Franchise Store, Shengnai Overseas Franchise Store, store link: https://stna.tmall.hk/.

2.	Party B is a service provider of entrusted store operation, with the ability and resources to provide high quality and efficient services.

3.	Party A intends to entrust Party B to be the entrusted operator to provide operation services for its multi-platform stores.

After friendly negotiation, both Parties have reached this Agency Service Agreement (the “Agreement”) as follows:

I.	Definition

1.1.	Unless otherwise specified in this Agreement, the terms below shall have the following meanings:

1.1.1.	Parties: Party A and Party B, collectively;

1.1.2.	Stores: the multi-platform stores operated and managed by Party A, including the Tmall Global Store, ONEFESIA Overseas Flagship Store, and Tmall Global Franchise Store, Shengnai Overseas Franchise Store;

1.1.3.	Entrusted Operation Services: the daily operation, management, marketing, and promotion, and other services provided by Party B for Party A’s stores;

1.1.4.	Sales Amount: the combination of the total prices and all extra-priced expenses received by Party A from the purchaser or receiver of taxable labors or services through the Stores for the sale of products, and provision of taxable labors or services, including the tax payable by Party A but excluding the refund amount (subject to the actual payments of users confirmed to pay to International Alipay);

1.1.5.	Commission: the monthly service fee paid by Party A to Party B based on the monthly Sales Amount of the Stores at a certain percentage.

1.2.	Unless otherwise specified in this Agreement:

1.2.1.	The clauses, paragraphs, and sub-clauses quoted are the clauses, paragraphs and sub-clauses of this Agreement;

1.2.2.	The headings are for convenience of reference only and shall not affect the interpretation of this Agreement, or limit the contents or scopes of the clauses under the headings.

II.	Service Scope and Fees

2.1.	Party B shall provide Party A with store operation, design, product promotion, and other services.

2.2.	Commission

2.2.1.	Party A shall pay Party B the Commission for the Entrusted Operation Services provided as follows:

(1)	If the annual Sales Amount do not exceed RMB 55 million (excluding 55 million), Party A shall pay Party B a monthly Commission rate of 5%;

(2)	If the annual Sales Amount exceed RMB 55 million (including 55 million), the monthly Commission payable by Party A to Party B shall be 8% for the excess amount.

2.2.2.	Monthly Commission for the month = the monthly Commission percentage X the total Sales Amount of the Stores for such month.

2.2.3.	The total Sales Amount of the Stores for such month is subject to the actual payments of the Tmall/Taobao users confirmed to pay to International Alipay. If Party B disagrees with the Sales Amount provided by Party A, Party B is entitled to request Party A to provide vouchers issued by Tmall/Taobao.

2.3.	Payments

The Commission shall be settled monthly. At the beginning of each month, Party A shall provide the details of Sale Amount of the previous month to Party B. Upon the confirmation of both Parties, Party A shall pay Party B in US dollars prior to the 30th day of the month.

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2.4.	Receipt Account

The receipt account designated by Party B is as follows:

Account Name: [*]

Company Address: [*]

RMB Account: [*]

USD Account: [*]

Bank Name: CMB WING LUNG BANK LIMITED

Bank Address: NO 45 DES VOEUX ROAD HONG KONG

SWIFT CODE: WUBAHKHH

Bank Sub-Code: 020

2.5.	Party B shall not accept any payment made by any third party on behalf of Party A (“Third Party Payment”), unless Party B agrees to such Third Party Payment, in which case, Party A shall provide a written proof of payment entrustment as requested by Party B, and go through relevant procedures.

2.6.	Fapiao

Party B shall issue Fapiao to Party A for the above Commission.

2.7.	Other Costs

2.7.1.	Party A shall bear its own costs incurred by Party A during the term of Entrusted Operation Services.

2.7.2.	Party A shall provide 2% of the monthly Sales Amount of the Stores as operation fees. For example, if the Sales Amount in August is RMB 5 million, Party B can apply for a maximum of RMB 100,000 as store promotion fees in that month. Party B agrees to provide Party A with a monthly invoice for the use of the store promotion fees.

2.8.	Service Term

Subject to the terms and conditions set forth in Article 8 of this Agreement, this Agreement may be terminated in advance. The term of Entrusted Operation Services is for a total of 36 months, from September 1, 2020 to August 31, 2023.

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III.	Rights and Obligations

3.1.	Party A’s rights and obligations

3.1.1.	During the term of the Entrusted Operation Services, Party A has the right to:

(1)	require Party B to provide the services as agreed in this Agreement;

(2)	to comment on Party B’s design plans, promotion plans, and implementation plans, and decide whether to implement the plans); and

(3)	to request Party B to provide assistance based on the actual situation, if there are special needs periodically.

3.1.2.	During term of the Entrusted Operation Services, Party A’s obligations shall be as follows:

(1)	Party A shall remain a legal entity registered in accordance with the laws of its place of establishment, and with independent civil liability. Party A shall remain the brand owner or the authorized agent of the products sold in the Stores specified in this Agreement. Party A shall meet the conditions for opening online stores on the relevant online sales platform as agreed in this Agreement.

(2)	Party A shall lawfully and formally operate in accordance with laws and regulations and the relevant rules of the online sales platforms.

(3)	Party A shall have full ownership or the right to dispose of the products sold by Party A. Party A shall not infringe the industrial property rights or intellectual property rights of any third party, including but not limited to trademark rights, patent rights, copyright rights, etc. Party A shall provide Party B with the latest product information in a timely manner.

(4)	Party A shall provide Party B with the management account and password of the Stores, and promptly inform Party B if there is any modification. Party A shall simultaneously provide Party B with the real data related to the initial operation of the Stores and be fully responsible for those data.

(5)	Party A shall actively cooperate in paying for the advertising and promotion expenses related to Party A’s Stores to ensure the smooth implementation of Party B’s plan. Party A shall respond to Party B’s marketing plan within 3 business days.

(6)	Party A shall pay the Commissions to Party B on time in accordance with this Agreement.

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3.2.	Party B’s rights and obligations

3.2.1.	During the term of the Entrusted Operation Services, Party B’s obligations are as follows:

(1)	Party B shall remain a legal entity registered in accordance with the laws of its place of establishment with independent civil liability.

(2)	Party B shall select excellent and skilled operation personnel to form a professional team to provide services for Party A.

(3)	Party B shall be responsible for the operation and promotion of the entire project in a diligent and professional manner.

(4)	Party B shall provide online services to deal with the problems arising from the operation of Party A’s Stores in a timely manner.

(5)	Party B shall carry out the services in accordance with the work plan and objectives determined by both Parties.

(6)	Party B shall propose marketing activities based on the characteristics of the project, and upon Party A’s confirmation, shall complete the relevant work on time with the quality and quantity; if Party A is required to cooperate with the implementation, Party A shall complete the work on time to ensure the successful completion of the work. Party B shall not assume any responsibility for the work not completed on time due to Party A’s actions.

(7)	During the term of this Agreement, Party B shall ensure that the overall merchandise inventory turnover rate is not less than 35% (inventory turnover rate = the number of days of the time period / inventory turnover days, time period inventory turnover days = the number of days of the time period X (1/2) X (inventory quantity at the beginning of the time period + inventory quantity at the end of the time period) / time period Sales Amount. The specific data shall be subject to the Cainiao system.). Party B shall clarify with Party A the reasons for special activity period or special inventory arrangement; otherwise, Party A has the right to request Party B to adjust.

3.2.2.	During the term of the Entrusted Operation Services, Party B has the right to

(1)	request Party A to provide information, pictures, and other related information within the scope of the project to facilitate the smooth operation of the project;

(2)	make corresponding adjustments and amendments to the submitted documents and programs according to the changes in the implementation;

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(3)	collecting service fees in accordance with this Agreement; and

(4)	require Party A to provide active support and cooperation to the marketing plan proposed by Party B with all resources.

IV.	Confidentiality

4.1.	During the term of this project relating to Entrusted Operation Services, Party A or Party B (the “Disclosing Party”) may provide the other Party (the “Receiving Party”) with information, records, documents and materials relating to business, financial, technical, personnel, management, and investment, and opinions, recommendations, analyses, studies and reports relating to the project (the “Confidential Information”). The Receiving Party shall keep the Disclosing Party’s Confidential Information confidential and ensure that such Confidential Information is used only for purposes related to the project, except with the prior written consent of the Disclosing Party or as required by laws and regulations, or regulatory authorities. The Receiving Party shall not disclose any of the Confidential Information, in whole or in part, to any other person or entity not involved in the project.

4.2.	Non-Confidential Information. The above Confidential Information does not include information, records, documents or materials that: (a) the Receiving Party has obtained from a third party and, to the Receiving Party’s knowledge, there is no agreement, legal or agency obligation between such third party and the Disclosing Party that would prohibit it from providing such information to the Receiving Party; (b) has been made public for reasons not caused by the breach of this Agreement of the Disclosing Party; (c) the information has been authorized in writing by the Disclosing Party to be made public; (d) the information has been independently developed by the Receiving Party without the direct or indirect use of Confidential Information provided by the Disclosing Party; and (e) the information has been obtained by the Receiving Party from lawful sources prior to being provided by the Disclosing Party.

4.3.	Duration. The Receiving Party’s confidentiality obligations shall remain in effect for the duration of this project and for two years after its completion or termination.

V.	Business Ethics

5.1.	No Solicitation

During the term of the Parties’ cooperation and 12 months after that, Party A shall not solicit or recruit any of Party B’s employees or consultants to work directly or indirectly for or with Party A, or encourage Party B’s employees or consultants to terminate their employment or consulting relationship with Party B.

If Party A violates this paragraph, Party B shall have the right to immediately terminate this Agreement and Party A shall compensate Party B for any direct economic loss incurred by Party B as a result of Party A’s actions.

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5.2.	Anti-corruption

Party B shall strictly refrain from any form (or attempted form) of corruption (including extortion and bribery, and other illegal acts) in the business relationship. Party B will not offer, promise or solicit, directly or indirectly, bribes or other unjust enrichment in order to obtain any unfair preference. Likewise, Party B will not accept solicitations or expectations of bribes or other unjust enrichment from Party A or its employees or consultants.

VI.	Force Majeure

If, during the term of this Agreement, war, strike, riot, governmental action, or material change in law or regulation, or any other event which is unforeseeable, unavoidable and insurmountable at the time of signing this Agreement occurs or is likely to occur, which materially and adversely affects the business or financial condition of Party A and Party B or the performance of either Party, neither Party shall be liable for any failure or temporary inability to perform all or any part of its obligations under this Agreement as a result of the foregoing. However, the Party affected by such event shall notify the other Party of the occurrence of such event as soon as possible, and provide the other Party, within five business days of the occurrence of such event, with documentary evidence issued by the relevant agency concerning such event. The Parties shall negotiate to suspend, terminate, or modify all or part of this Agreement.

VII.	Liability for Breach of Contract

7.1.	Party A shall pay Party B the Commission in full and on time. If the payment is delayed, or not paid in full or not paid at all, Party A shall pay Party B a late fee at 5% of the unpaid amount. If the delay is over one month, Party B has the right to request Party A to pay twice of the unpaid amount as liquidated damages; if the liquidated damages are not enough to cover Party B’s loss, Party A shall make up for the deficiency it.

7.2.	During the term of this Agreement, except for force majeure factors and when the other Party expressly refuses to perform the obligation by actual action, either Party may not terminate this Agreement for any other reasons. If either Party terminates this Agreement unilaterally, the defaulting Party shall pay the other Party $50,000 as liquidated damages.

7.3.	Party A shall be liable for any issues relating to the quality of Party A’s sales service, intellectual property, and customer service, and Party B has the right to seek recovery from Party A for any losses caused by such issues.

7.4.	Neither Party shall be liable to the other Party for any special, incidental, indirect, or consequential damages and losses (including but not limited to, anticipated benefits, profits, business opportunities, suspension of business, and loss of information, etc.).

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VIII.	Termination

8.1.	The Entrusted Operation Services provided by under this Agreement may be terminated in the following circumstances:

8.1.1.	The termination of this Agreement by mutual consent of the Parties;

8.1.2.	This project has been completed or terminated;

8.1.3.	Either Party may terminate this Agreement by notice to the other Party, if the performance of this Agreement becomes impossible, or continued performance would materially adversely affect either Party, due to reasons of law, regulation or policy, any material changes in the company’s business condition, or any event of force majeure;

8.1.4.	If Party B does not achieve the annual Sales Amount of RMB 10,000,000 or reaches 70% of the established sales plan for three consecutive months, Party A may terminate this Agreement at any time. However, Party B shall not be liable for any failure to meet the target, if such failure is caused by that the quantity of product deliveries confirmed in advance by the Parties is not in stock (minimum 70% of the established sales plan) due to Party A.

8.2.	Upon the termination of this Agreement, Party B shall sell all the products in stock during the operation period within three months after the termination of this Agreement; otherwise, Party B shall buy out all the products in stock at full price, which shall be determined by Party A’s cost price of such products. Party A may deduct the amount of Party B’s full buyout of the products from the Commission or other fees owed to Party B.

8.3.	Termination of this Agreement in accordance with the above terms shall not create any continuing liability or obligation of the Parties except for the following: the remuneration and expenses incurred by Party B as of the date of termination; if Party A has substantially adopted or implemented the service results provided by Party B prior to the termination of this Agreement, Party B shall, on equal terms, have the right of renewal over other service providers; and, the confidentiality and indemnity provisions shall survive the termination of this Agreement.

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IX.	Miscellaneous

9.1.	Any supplements or amendments to this Agreement shall be in writing and signed by both Parties to be valid.

9.2.	This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). If any disputes arising from or related to this Agreement cannot be resolved by negotiation, the Parties agree that the dispute shall be submitted to a court of competent jurisdiction in Hong Kong, and both Party irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction in Hong Kong.

9.3.	The addresses of both Parties as stated in this Agreement may be used as the address for the service of reminders, statements of accounts, and arbitration documents by the arbitration commission. If the relevant documents and litigation documents are not physically received or delivered due to errors in the stated address or failure to notify the changed address in time, the date of return of the relevant documents and litigation documents by post shall be deemed the date of service.

9.4.	Party A’s Hong Kong subsidiary shall be entitled to enforce the terms of this Agreement in accordance with the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) (the “Contracts (Rights of Third Parties) Ordinance”). Except for the third parties mentioned above, any person rather other the Parties hereto shall not be entitled to enforce or enjoy the benefit of any provision of this Agreement under the Contracts (Rights of Third Parties) Ordinance.

9.5.	This Agreement shall become effective on the date of execution by both Parties. This Agreement is executed in two copies, one for each Party, each with same legal effect.

(INTENTIONALLY LEFT BLANK)

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Party A: Yoshitsu Co., Ltd. (Sealed) Authorized Representative: (Signature unrecognizable)	Party B: HONG KONG ICE CULTURE CREATIVE CO. LIMITED (Sealed) Authorized Representative: Bolin Wu

Subsidiary: ICE JAPAN Co., Ltd. (Sealed)

Representative Director: Fei Xu

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SUPPLMENTARY AGREEMENT

Party A: Yoshitsu Co., Ltd. (hereinafter referred to as “Party A”)

Party B: HONG KONG ICE CULTURE CREATIVE CO. LIMITED (hereinafter referred to as “Party B”)

WHEREAS, Party A and Party B signed a Tmall Operation Agency Service Agreement (hereinafter referred to as the “Master Agreement”) on September 1, 2020, under which Party A entrusts Party B to provide operation of multi-platform stores services. To properly implement the Master Agreement and establish a long-term, and mutually beneficial cooperative relationship, the two parties have reached the following supplementary agreement through friendly consultation:

1.	Regarding the amendment of Article 9.2 of the Master Agreement

Article 9.2 of the Master Agreement currently states, “This Agreement shall be governed by and construed in accordance with the laws of the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). If any dispute arising from or related to this Agreement cannot be resolved by negotiation, the Parties agree that the dispute shall be submitted to a court of competent jurisdiction in Hong Kong, and both Party irrevocably submits to the exclusive jurisdiction of any court of competent jurisdiction in Hong Kong.”

Both parties agree to amend Article 9.2 of the Master Agreement as follows:

“Any dispute arising from the execution or performance of this Agreement shall be settled by friendly negotiation between the parties; in the event that such negotiation fails, the parties agree that the Tokyo District Court shall be the exclusive court of jurisdiction for the first instance; Either party may file a lawsuit with the Tokyo District Court, and the applicable law shall be the laws of Japan.”

2.	Both parties agree to delete Article 9.4 of the Master Agreement.

3.	Regarding the addition of Article 10 to the Master Agreement

Both parties agree to add the following as Article 10 of the Master Agreement:

“Party B agrees to fully comply with the Personal Information Protection Law of the People’s Republic of China (hereinafter referred to as “China”), where the Agreement is principally performed, and other laws and regulations of China relating to personal information protection of Chinese consumers. Party B or Party B’s business partner(s) within China shall legally and properly collect, store, use, process, and manage personal information of Chinese consumers. Any legal liabilities arising from any violation of such laws and regulations shall be borne by Party B solely, and not by Party A. Party A shall not obtain or keep such personal information of Chinese consumers. If Party A suffers losses due to Party B’s failure to comply with China’s relevant laws and regulations relating to personal information protection, Party A has the right to unilaterally terminate the Master Agreement (including any supplementary agreement), and Party B shall be fully liable for all losses suffered by Party A as a result.”

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4.	Miscellaneous

4.1.	This Supplementary Agreement is an integral part of the Master Agreement and has the same legal effect as the Master Agreement. In the event of any inconsistency between this Supplementary Agreement and the Master Agreement, this Supplementary Agreement shall prevail. Anything not covered hereby shall be determined by the Master Agreement.

4.2.	This Supplementary Agreement shall come into effect upon affixing of seals of both parties thereto. This Supplementary Agreement shall be executed in two copies, one for each party, with equal legal effect.

Party A: Yoshitsu Co., Ltd. (Sealed)

Representative:	Mei Kanayama
Date:	October 19, 2021

Party B: HONG KONG ICE CULTURE CREATIVE CO., LIMITED (Sealed)

Representative:	Bolin Wu
Date:	October 19, 2021

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